M2 Law
Professional Corporation

March 30, 2011

Board of Directors
CrowdGather, Inc.
20300 Ventura Blvd. Suite 330
Woodland Hills, California 91364

Re: Registration Statement on Form S-1

We have acted as counsel to CrowdGather, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the offer and sale by the persons and entities named in the Registration Statement (the “Selling Security Holders”) of up to an aggregate of 15,906,426 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), comprising the following:

(i)	9,821,246 Shares (the “Common Shares”); and

(ii)	6,085,180 Shares (the “Warrant Shares”) that are issuable upon exercise of outstanding common stock purchase warrants (the “Warrants”) as described in the Registration Statement.

We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Common Shares are evidenced by appropriate certificates that have been properly executed and delivered and that the Warrant Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Shares and the Warrant Shares, have been duly authorized and, with respect to the Common Shares, validly issued, fully paid and non-assessable and, with respect to the Warrant Shares, when issued upon exercise of each of the Warrants in accordance with their terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the Nevada Revised Statutes (“NRS”), including the statutory provisions of the NRS, all applicable provisions of the Constitution of the State of Nevada and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

/s/ M2 Law Professional Corporation

M2 Law Professional Corporation

500 Newport Center Drive, Suite 800, Newport Beach, California  92660
Tel: 949.706-1470   Fax: 949.706.1475